10.17

Omnicity
Bringing broadband to the heartland

May 15, 2009

Re: Rushville Internet Services, LLC Letter Agreement

Dear

The purpose of this letter is to set forth and formalize an offer to purchase your Membership Unit(s) in Rushville Internet Services, LLC (the "LLC"). Each Member of the LLC will be receiving this offer and the offer is expressly conditioned upon acceptance by all Members.

As you know, Omnicity, Incorporated ("Omnicity") has recently completed the merger transaction with Omnicity Corp. ("Pubco"), a Nevada corporation, and is now a wholly-owned subsidiary of Pubco. For all of the reasons previously discussed in detail at the April 21, 2009 membership meeting of the LLC, we would like to acquire all of the assets of the LLC.

We are offering, and upon acceptance of the offer you will receive for each $5,000 Unit of the LLC owned by you, your choice of either:

A. $6,000 worth of Pubco common stock, with the number of shares due you calculated by dividing $6,000 by 90% of the trading price of Pubco on the date the last member delivers his acceptance to us, or

B. a cash payment of $3280 paid in 10 monthly installments with interest at 5%.

In order to help you evaluate this offer, enclosed is a copy of the Offering Circular detailing the transaction between Omnicity and Pubco. Please review the Offering Circular, including the section on Risk Factors, carefully while analyzing your investment decision. Further information can be found by searching the stock symbol "OMCY" at "otcbb.com".

Please sign one copy of this letter indicating whether you wish to accept the cash offer or the offer of Pubco stock and return it to me in the enclosed self-addressed and stamped envelope. If choosing the Pubco stock offer, you will also need to fill out, sign and return the attached Subscription Agreement. As soon as I have received responses from all Unit Holders, I will send a follow up letter indicating whether or not the terms of this offer have been accepted by all Unit Holders.

We believe the future is very bright for Omnicity, and we thank you for your past and ongoing support, interest and investment in Rushville Internet Services, LLC and Omnicity and hope that this offer meets with your approval. If you have any questions, comments or concerns, I can be reached at (317)903-8178.

Very truly yours,

Greg Jarman, President

Your signature below constitutes your consent to our buyout of your interest(s) as well as your consent to our buyout of each other Member's interest(s) and the dissolution and winding up of the LLC.

I hereby [redacted] the terms of the [redacted] offer contained herein

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I hereby [redacted] the terms of the [redacted] contained herein (Note: You must also return a completed copy of the Subscription Agreement attached hereto)

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